CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated June 30, 2004, which is incorporated by reference in this Registration Statement (Form N-1A Nos. 2-84105 and 811-3757) of Dreyfus California Tax Exempt Bond Fund, Inc.

ERNST & YOUNG LLP

New York, New York
September 24, 2004